EXHIBIT 99.1

March 19, 2014                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS FEBRUARY 2014 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for February 2014. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Securities commissions and fees of $263 million were up 8.2 percent from the prior year’s February. Despite healthy activity levels in the Private Client Group and an increase in Equity Capital Markets commissions in February, total securities commissions and fees were down 3.1 percent from the preceding month due to two fewer trading days and continued subdued levels of Fixed Income commissions.

Record client assets under administration of $454 billion and record financial assets under management of $62 billion increased 13 percent and 25 percent, respectively, compared to the year-ago February. Relative to the preceding month, the 4.3 percent rise in the S&P 500 and healthy net inflows resulted in client assets under administration growing by 3.1 percent and financial assets under management growing by 4.6 percent in February.

"After a seasonally slow start in January, investment banking revenues actually declined further in February, which was attributable to both the Equity Capital Markets and Fixed Income divisions,” said CEO Paul Reilly. "While the pipeline is encouraging, the slow start to this quarter will likely result in an unfavorable comparison to the preceding quarter."

Raymond James Bank net loans outstanding increased to $9.8 billion, a 15 percent increase over the prior year’s February. Even as the bank maintains very targeted and conservative criteria for new loans, continued strong production and lower payoffs of existing loans continue to facilitate net loan growth.

“Record levels of client assets under administration and financial assets under management are positive for our Private Client Group and Asset Management segments. Continued loan growth should result in higher Raymond James Bank interest earnings in future quarters, although such growth gives rise to loan loss provision expense in the period of origination,” explained Reilly. “While Capital Markets remains challenging, we believe we are well-positioned for future growth in this segment as well.”

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking, and other services to individuals, corporations, and municipalities. Its three principal wholly owned broker-dealers, Raymond James & Associates, Raymond James Financial Services, and Raymond James Ltd., have approximately 6,200 financial advisors serving in excess of 2.5 million client accounts in approximately 2,500 locations throughout the United States, Canada and overseas. Total client assets are approximately $454 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission from time to time, including our most recent Annual Report on Form 10-K and subsequent Forms 10-Q, which are available on raymondjames.com and the SEC’s website at sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events or otherwise.

Raymond James Financial, Inc.
Operating Data

	February 2014		January 2014		February 2013
	(19 business days)		(21 business days)		(19 business days)

Total securities commissions and fees (1)	$263.2	mil.	$271.7	mil.	$243.2	mil.

Client assets under administration	$454.1	bil.	$440.6	bil.	$400.7	bil.

Private client group assets under administration	$430.4	bil.	$416.9	bil.	$382.3	bil.

Financial assets under management (2)	$62.0	bil.	$59.3	bil.	$49.5	bil.

Raymond James Bank total loans, net	$9.8	bil.	$9.6	bil.	$8.5	bil.

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.